Exhibit 4.73

American West Pacific International Investment Corp.

555 California Street, Suite 4925

San Francisco, CA 94104

December 6, 2019

STRICTLY CONFIDENTIAL

Anthony K. Chan

Borqs Technologies, Inc.

Building B23-A

Universal Business Park

No. 10 Jiuxianqiao Road

Chaoyang District

Beijing 100015

China

Re:	Representation

Dear Mr. Chan:

This letter will confirm our understanding that Borqs Technologies, Inc. (the “Company” or “Borqs”) has engaged American West Pacific International Investment Corp. (“AWP”) to act as the Company’s non-exclusive advisor in connection with identifying, reviewing and structuring strategic alliances, including but not limited to, identifying strategic business and governmental contacts, partners, customers and entities which may assist or are synergistic to the Company’s business subject to the terms and conditions of this letter agreement (this “Agreement”).

Section 1.	Engagement as Consultant. For a period of 12 months following the date hereof (the “Engagement Period”), AWP will serve as a non-exclusive representative to identify, review and advise the Company with respect to strategic alliances, including identifying strategic business and governmental contacts, partners, customers and entities which may assist or are synergistic to the Company’s business. In addition, AWP will assist the Company to identify and negotiate with sources of financing including debt and/or equity during the term of this agreement. It will be the Company’s sole decision whether it will acquire or invest in the businesses or products identified by AWP, or to proceed with any financing transaction provided for consideration to the Company through the efforts of AWP. AWP’s engagement by the Company is as a consultant and AWP has not entered into a fiduciary relationship with the Company.

Anthony K. Chan

Borqs Technologies, Inc.

December 4, 2019

Section 2.	Fees. For its services, the Company does hereby agree to pay AWP as follows:

a.	Retainer. 1) $25,000 simultaneously when the execution of this Agreement with $20,000 to be paid immediately and $5,000 deferred to January 2020, 2) upon the delivery to and acceptance by the Company of Supporting Document from an institutional party and / or bank, such as banking / line of credit etc., to secure funding for procurement of the purchase order of the Company, a $25,000 fee will be simultaneously payable to AWP by the Company, and if such Supporting Document is delivered and accepted in the month of December 2020, the fee will be payable in January 2020; and such fee is to be credited to any fee earned under Section 2b., 2c. or 2d. below;

b.	Purchase Order Financing. The Purchase Order Success Fee is defined as the sum of (i) cash in the amount equal to 4.0% of the total amount of the purchase order financing available to or provided to the Company through the contacts of AWP and (ii) common stock of the Company in a number equal to 4.0 % of the total amount of the purchase order financing available to or provided to the Company through the efforts of AWP divided by the Market Price which is defined as the average of the (highest price + lowest price)/2 of each of the 20 days with trading of the Company’s common stock on the public market preceding the day of which such common stock becomes payable. The Purchase Order Success Fee, in cash and stock, is payable at the first draw-down of the facility and calculated on the amount of the first draw-down (but not re-use) and any incremental draw-down up to the maximum limit of the facility;

c.	Replacement or Additional Debt Financing. The Replacement Debt Success Fee is defined as the sum of (i) cash in the amount equal to 4.0% of the total amount of the replacement or additional debt financing available to or provided to the Company through the contacts of AWP and (ii) common stock of the Company in an number equal to 4.0% of the total amount of the replacement or additional debt available to or provided to the Company through the efforts of AWP divided by the Market Price as defined above; and

d.	Equity Investment. The Equity Investment Success Fee is defined as the sum of (i) cash in the amount equal to 10.0% of the total gross proceeds of an equity financing raised by the Company through the contacts of AWP and (ii) common stock of the Company in an number equal to 3.0% of the total gross proceeds of an equity financing raised by the Company through the contacts of AWP divided by the Market Price as defined above.

e.	Payment and Tail. The fee to be earned by AWP will be paid to AWP concurrent with the closing of the transaction under Sections 2.b., 2.c or 2.d. In addition, if the Company enters into a transaction and closes such transaction with 12 months of the termination of this Agreement with a contact of AWP, AWP will be entitled to its fee under Section 2.b., 2.c or 2.d provided that such introduction of AWP’s contact to the Company occurred during the term of this Agreement.

Anthony K. Chan

Borqs Technologies, Inc.

December 4, 2019

f.	Registration Rights. AWP will have one piggy back registration right to register shares of common stock of the Company issued to AWP under this Agreement in the event that the Company files a registration statement relating to the Company’s common stock.

Section 3.	Expenses. In addition to compensation payable pursuant to Section 2 and regardless of whether the Company completes a transaction, the Company shall reimburse AWP for reasonable out of pocket expenses incurred by AWP in connection with this engagement, including the fees and disbursements of its counsel. All reimbursable expenses if exceed $2,500 must be approved by the Company in writing prior to AWP incurring such expenses. Subject to the Company’s approval, AWP may hire other consultants to assist in its engagement. Any subsequent engagement will be paid by the Company.

Section 4.	Termination. This Agreement’s term is for a period of one year. On each anniversary thereafter, it will be automatically renewed for an additional one year unless one party gives the other party written notice to AWP at least 90 days prior to such anniversary date that it wishes to terminate the Agreement. Notwithstanding termination, the provisions of Section 2 through Section 9 (including Exhibit I attached hereto) shall survive termination of this Agreement.

Section 5.	Indemnification. The Company agrees to indemnify AWP and its affiliates as set forth in Exhibit I attached hereto. AWP agrees that it will indemnify and hold harmless the Company and its affiliates and their respective directors, officers, agents and employees and each other person controlling the Company or any of its affiliates, to the full extent lawful, from and against any losses, expenses, claims or proceedings related to or arising out of (i) any misrepresentation or untrue statement by AWP or its affiliates of information, or, any omission or the alleged omission to state to the investors a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to AWP by the Company) or (ii) a breach by AWP of this Agreement.

Anthony K. Chan

Borqs Technologies, Inc.

December 4, 2019

Section 6.	Confidentiality and Non-Circumvention.

a.	Confidentiality. In connection with this Agreement, AWP may obtain knowledge of private information belonging to, or possessed or used by, the Company and its business. AWP agrees to treat such knowledge or information as confidential. AWP further agrees that it will not, without the prior written consent of the Company, directly or indirectly, reveal, furnish, or make known to any person or use for its benefit or the benefit of others any such information. AWP may disclose, either orally or in writing, certain information relating to pending business ventures, ideas, contacts, clients, and relationships owned or known by it (“AWP Confidential Information”) which may be disclosed to the Company whether or not marked or indicated “Confidential”. The Company agrees to maintain in confidence AWP Confidential Information and will use AWP Confidential Information solely to evaluate the potential of a business relationship with AWP or its clients or contacts and to assist the Company. The Company will not disclose AWP Confidential Information to any person except the Company’s affiliates, agents, employees or consultants to whom it is necessary to disclose AWP Confidential Information for such purposes.

b.	No License/Non-Circumvention. This Agreement does not grant the Company any license to use AWP Confidential Information except as provided in Section 6. The Company agrees not to circumvent any relationship with any third-party disclosed by AWP by directly or indirectly communicating with such third-party without the written permission of AWP. In simple terms, the Company t will not directly or indirectly contact or use any information received from AWP to directly or indirectly contact any third-party disclosed by AWP whether such disclosure is oral or written, by purpose of the said any introduction and/or any referral made by AWP to the Company. Further, the Company must provide to AWP copies of all correspondence exchanged directly or indirectly by the Company and the third-party, and the Company must keep AWP apprised in a timely fashion of the nature of any discussion or proposed transaction between the Company and any third party referred or introduced by AWP.

Section 7.	Miscellaneous. This Agreement shall be binding on and inure to the benefit of the Company, AWP, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. AWP is an independent contractor, and any duties of AWP arising out of its engagement hereunder shall be owed solely to the Company or, as applicable, to the Board of Directors. Any advice provided to the Company or the Board of Directors is solely for the benefit of the Company and may not be used, reproduced, disseminated, quoted or referred to, without AWP’s prior written consent.

Anthony K. Chan

Borqs Technologies, Inc.

December 4, 2019

Section 8.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, California, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 9.	Allocation of Fees and Costs. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

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Anthony K. Chan

Borqs Technologies, Inc.

December 4, 2019

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,

American West Pacific International
Investment Corp.

By:
Sherry H. Jiang, President

Accepted as of the date first above written:

Borqs Technologies, Inc.

By:
Pat Sek Yuen Chan, CEO

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless American West Pacific International Investment Corp. (“AWP”) and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (AWP and each such person each being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by AWP of the services contemplated by or the engagement of AWP pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of AWP pursuant to, or the performance by AWP of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from AWP’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

Exhibit I-1

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and AWP on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and AWP, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and AWP of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with the Offering bear to the fees paid or to be paid to AWP under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that AWP shall not be required to contribute any amount in excess of the amount by which fees paid to AWP hereunder (excluding reimbursable expenses), exceeds the amount of any damages which AWP has otherwise been required to pay.

The Company agrees that without AWP’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not AWP or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse AWP on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

Exhibit I-2